Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini, Commvault
732-728-5378
ltignini@commvault.com

Commvault Announces Fiscal 2017 Second Quarter Financial Results
-- Overachievement on revenue and non-GAAP earnings expectations --
-- Continued momentum driven by new innovation and strong sales and marketing execution in all geographies --

Second Quarter Highlights Include:

Second quarter
GAAP Results:
Revenues	$159.3 million
Loss from Operations (EBIT)	$(0.8) million
EBIT Margin	(0.5)%
Diluted Loss Per Share	$(0.01)

Non-GAAP Results:
Income from Operations (EBIT)	$18.2 million
EBIT Margin	11.4%
Diluted Earnings Per Share	$0.25

Tinton Falls, N.J. – October 25, 2016 – Commvault [NASDAQ: CVLT] today announced its financial results for the second quarter ended September 30, 2016.

N. Robert Hammer, Commvault's Chairman, President and CEO stated, "We achieved strong second quarter financial performance which was highlighted by 22% year-over-year software revenue growth driven by a significant increase in the number of enterprise revenue transactions across all of our geographic regions.  In addition, focused efforts by our marketing and field organizations during the quarter contributed to continued growth of our sales funnels.  We anticipate that our recent business momentum combined with innovations announced earlier this month at Commvault GO 2016, our inaugural global customer conference, should provide a stronger foundation for continued growth. These innovations include enhanced stand-alone solutions for disaster recovery, dev test, application management and Software Defined Data Services for big data workloads and digital repository environments. We continue to believe we are in an excellent position to capitalize on the opportunities in front of us, including both increasing our market share in our core data management business as well as expanding our cloud-based offering footprint."

Total revenues for the second quarter of fiscal 2017 were $159.3 million, an increase of 13% year-over-year, and 5% sequentially. Software revenue was $70.5 million, an increase of 22% year-over-year, and 10% sequentially. Services revenue in the quarter was $88.9 million, an increase of 7% year-over-year, and flat on a sequential basis.

On a GAAP basis, loss from operations (EBIT) was $0.8 million for the second quarter compared to a loss of $4.6 million in the prior year. Non-GAAP EBIT increased 68% to $18.2 million in the quarter compared to $10.9 million in the prior year.

For the second quarter of fiscal 2017, Commvault reported a GAAP net loss of $0.6 million, or a $0.01 loss per diluted share. Non-GAAP net income for the quarter was $11.5 million, or $0.25 per diluted share, versus $0.15 per diluted share in the second quarter of fiscal 2016.

Operating cash flow totaled $20.2 million for the second quarter of fiscal 2017 compared to $9.6 million in the prior year quarter. Total cash and short-term investments were $439.6 million as of September 30, 2016 compared to $387.2 million as of March 31, 2016. During the quarter, there were no borrowings against the revolving credit facility or repurchases of Commvault's shares. As of October 25, 2016, there is $93.1 million available under the share repurchase program that currently expires on March 31, 2017.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Business Highlights:

•
From October 3-6, 2016, Commvault hosted its inaugural customer conference, Commvault GO. With more than 1,200 attendees, the event was a sellout, and included both private and public sector customers and prospects, along with, partners, industry analysts and experts, with all topics dedicated to helping customers better protect and activate their data. Attendees were presented with learning sessions and hands-on labs to address best practices for today’s modern data centers, the move to the cloud, backup, application recovery and more. Response to the event has been overwhelmingly positive as Commvault looks to begin planning for next year.

•
On October 4, 2016, Commvault introduced innovations in the Commvault Data Platform extending its leadership in the backup, recovery and archive space. Commvault’s latest innovations build on its open API architecture to provide new levels of openness offering customers flexibility of choice in infrastructure, platform, compute and storage providers; extended automated platform orchestration for more efficient management of IT; and new user interfaces simplifying how business users leverage the platform. Commvault also announced new Software Defined Data Services, designed to enable customers to leverage new solutions specifically tailored to big data and digital workloads.

•
On October 4, 2016, Commvault also announced that customers running SAP HANA can gain greater business value from their data and improve IT efficiencies as the 11th version of the company’s solutions portfolio (v11) – Commvault Software and the Commvault Data Platform – had achieved SAP-certified integration with the SAP HANA® platform on IBM® Power Systems.

•
On July 11, 2016, Commvault announced that it launched new Reference Architectures with alliance partner Cisco to give customers and partners an easy-to-buy, pre-optimized and validated solution for simplified data protection and recovery using Commvault's Software deployed on the Cisco Unified Computing System™ (Cisco UCS) infrastructure.  Commvault also announced support into Cisco's HyperFlex hyperconvergence system to help organizations protect data workloads and applications across virtualized and cloud infrastructures.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded its share of earnings from its equity method investment. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 37% in fiscal 2017 and fiscal 2016.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. On an annual basis, the GAAP tax rate was 37% for fiscal 2014 and 34% for fiscal 2015. The GAAP tax rates for fiscal 2016 and fiscal 2017 are not meaningful percentages due to the dollar amount of GAAP pre-tax income. From a cash tax perspective, the cash tax rate is estimated to be 18% for fiscal 2014 and 26% for fiscal 2015. For the same reason as the GAAP tax rates, the estimated cash tax rates for fiscal 2016 and fiscal 2017 are not meaningful percentages. Estimated cash taxes to be paid for both fiscal 2016 and 2017 are expected to be less than $5 million. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over the next few years, Commvault believes its GAAP and cash tax rates will align.

Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2016 and will continue to measure itself to a non-GAAP tax rate of 37% in fiscal 2017. Commvault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate as more fully described above. Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, October 25, 2016, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). Investors can also access the webcast by visiting www.commvault.com. The live webcast and replay will be hosted under the "Events" section of the website. An archived webcast of this conference call will also be available following the call.

About Commvault

Commvault is a leading provider of data protection and information management solutions, helping companies worldwide activate their data to drive more value and business insight and to transform modern data environments. With solutions and services delivered directly and through a worldwide network of partners and service providers, Commvault solutions comprise one of the industry’s leading portfolios in data protection and recovery, cloud, virtualization, archive, file sync and share. Commvault has earned accolades from customers and third party influencers for its technology vision, innovation, and execution as an independent and trusted expert. Without the distraction of a hardware business or other business agenda, Commvault’s sole focus on data management has led to adoption by companies of all sizes, in all industries, and for solutions deployed on premise, across mobile platforms, to and from the cloud, and provided as-a-service. Commvault employs more than 2,500 highly skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault — and how it can help make your data work for you — visit commvault.com.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2016 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, Commvault Edge, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Software	$70,457	$57,567	$134,394	$114,060
Services	88,876	83,175	177,352	165,805
Total revenues	159,333	140,742	311,746	279,865
Cost of revenues:
Software	773	528	1,534	1,065
Services	20,884	20,411	41,118	40,421
Total cost of revenues	21,657	20,939	42,652	41,486
Gross margin	137,676	119,803	269,094	238,379
Operating expenses:
Sales and marketing	94,789	85,842	187,479	171,624
Research and development	20,221	16,135	39,449	32,913
General and administrative	21,314	19,906	41,252	39,715
Depreciation and amortization	2,109	2,474	4,219	4,936
Total operating expenses	138,433	124,357	272,399	249,188
Loss from operations	(757)	(4,554)	(3,305)	(10,809)
Interest expense	(245)	(234)	(491)	(458)
Interest income	276	199	531	380
Equity in loss of affiliate	(158)	—	(244)	—
Loss before income taxes	(884)	(4,589)	(3,509)	(10,887)
Income tax expense (benefit)	(322)	4,647	(903)	(351)
Net loss	$(562)	$(9,236)	$(2,606)	$(10,536)
Net loss per common share:
Basic	$(0.01)	$(0.20)	$(0.06)	$(0.23)
Diluted	$(0.01)	$(0.20)	$(0.06)	$(0.23)
Weighted average common shares outstanding:
Basic	44,589	45,437	44,417	45,361
Diluted	44,589	45,437	44,417	45,361

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	March 31,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$321,794	$288,107
Short-term investments	117,832	99,072
Trade accounts receivable, net	105,676	113,429
Prepaid expenses and other current assets	20,672	16,769
Total current assets	565,974	517,377

Deferred tax assets, net	57,032	49,976
Property and equipment, net	133,051	135,904
Equity method investment	4,335	4,579
Other assets	6,083	6,737
Total assets	$766,475	$714,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$104	$309
Accrued liabilities	71,581	69,678
Deferred software revenue	3,335	1,578
Deferred services revenue	189,847	193,399
Total current liabilities	264,867	264,964

Deferred revenue, less current portion	59,243	49,889
Other liabilities	3,825	3,452

Total stockholders’ equity	438,540	396,268
Total liabilities and stockholders’ equity	$766,475	$714,573

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Cash flows from operating activities
Net loss	$(562)	$(9,236)	$(2,606)	$(10,536)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,502	2,859	5,004	5,716
Noncash stock-based compensation	18,703	15,068	36,043	30,289
Excess tax benefits from stock-based compensation	(909)	(4,114)	(1,201)	(5,899)
Deferred income taxes	(2,947)	(3,081)	(6,921)	(4,527)
Equity in loss of affiliate	158	—	244	—
Changes in operating assets and liabilities:
Trade accounts receivable	(5,209)	5,597	7,195	31,359
Prepaid expenses and other current assets	(711)	(2,042)	(4,307)	(4,807)
Other assets	(70)	470	854	(400)
Accounts payable	(57)	482	(202)	(36)
Accrued liabilities	4,309	7,188	756	(5,860)
Deferred revenue	5,027	(3,778)	9,244	(4,028)
Other liabilities	5	159	183	198
Net cash provided by operating activities	20,239	9,572	44,286	31,469
Cash flows from investing activities
Purchase of short-term investments	(33,310)	(23,411)	(66,609)	(47,849)
Proceeds from maturity of short-term investments	23,411	11,489	47,849	24,979
Purchases for corporate campus headquarters	—	—	—	(2,111)
Purchase of property and equipment	(1,047)	(1,437)	(2,080)	(3,115)
Net cash used in investing activities	(10,946)	(13,359)	(20,840)	(28,096)
Cash flows from financing activities
Repurchase of common stock	—	(24,991)	—	(24,991)
Proceeds from stock-based compensation plans	9,903	6,263	11,453	7,977
Excess tax benefits from stock-based compensation	909	4,114	1,201	5,899
Net cash provided by (used in) financing activities	10,812	(14,614)	12,654	(11,115)
Effects of exchange rate — changes in cash	(558)	(4,864)	(2,413)	(2,727)
Net increase (decrease) in cash and cash equivalents	19,547	(23,265)	33,687	(10,469)
Cash and cash equivalents at beginning of period	302,247	350,469	288,107	337,673
Cash and cash equivalents at end of period	$321,794	$327,204	$321,794	$327,204

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Non-GAAP financial measures and reconciliation:
GAAP loss from operations	$(757)	$(4,554)	$(3,305)	$(10,809)
Noncash stock-based compensation (1)	18,703	15,068	36,043	30,289
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	250	341	466	660
Non-GAAP income from operations	$18,196	$10,855	$33,204	$20,140

GAAP net loss	$(562)	$(9,236)	$(2,606)	$(10,536)
Noncash stock-based compensation (1)	18,703	15,068	36,043	30,289
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	250	341	466	660
Equity in loss of affiliate (3)	158	—	244	—
Non-GAAP provision for income taxes adjustment (4)	(7,066)	644	(13,203)	(7,774)
Non-GAAP net income	$11,483	$6,817	$20,944	$12,639

Diluted weighted average shares outstanding (5)	46,698	46,556	46,389	46,687
Non-GAAP diluted net income per share	$0.25	$0.15	$0.45	$0.27

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Cost of services revenue	$964	$719	$1,835	$1,388
Sales and marketing	8,290	6,440	15,961	13,040
Research and development	1,770	1,531	3,448	3,075
General and administrative	7,679	6,378	14,799	12,786
Stock-based compensation expense	$18,703	$15,068	$36,043	$30,289

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)	Represents Commvault's share of loss from its investment in Laitek, Inc.

(4)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in fiscal 2017 and fiscal 2016.

(5)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in the three and six months ended September 30, 2016 and 2015 because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.